UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                 Amendment No. 2

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                          Lancaster Colony Corporation
                          ----------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
                      ------------------------------------
                         (Title of Class of Securities)

                                    513847103
                                 (CUSIP Number)

                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  June 22, 2007
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                         (Continued on following pages)

                              (Page 1 of 33 Pages)

                                 SCHEDULE 13D
CUSIP No. 513847103                                           Page 2 of 33 Pages
-------------------                                           ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Barington Companies Equity Partners, L.P.             13-4088890
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          480,956
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             480,956
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   480,956
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   1.54%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                           Page 3 of 33 Pages
-------------------                                           ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Barington Companies Investors, LLC                    13-4126527
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          480,956
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             480,956
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   480,956
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   1.54%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                           Page 4 of 33 Pages
-------------------                                           ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Barington Investments, L.P.                           20-2871525
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          223,267
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             223,267
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   223,267
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.71%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                           Page 5 of 33 Pages
-------------------                                           ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Barington Companies Advisors, LLC                     20-0327470
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          223,267
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             223,267
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   223,267
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.71%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                           Page 6 of 33 Pages
-------------------                                           ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Benchmark Opportunitas Fund plc
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Ireland
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          43,489
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             43,489
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   43,489
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.14%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                           Page 7 of 33 Pages
-------------------                                           ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Barington Offshore Advisors, LLC                      20-4797640
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          43,489
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             43,489
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   43,489
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.14%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   IA,OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                           Page 8 of 33 Pages
-------------------                                           ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Barington Companies Offshore Fund, Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          804,231
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             804,231
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   804,231
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   2.57%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                           Page 9 of 33 Pages
-------------------                                           ------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Barington Offshore Advisors II, LLC                   20-8325785
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          804,231
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             804,231
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   804,231
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   2.57%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   IA,OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 10 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Barington Capital Group, L.P.                         13-3635132
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          New York
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          1,551,943
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             1,551,943
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   1,551,943
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   4.96%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 11 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          LNA Capital Corp.                                     13-3635168
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          1,551,943
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             1,551,943
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   1,551,943
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   4.96%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 12 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          James A. Mitarotonda
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          1,551,943
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             1,551,943
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   1,551,943
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   4.96%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 13 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          RJG Capital Partners, L.P.                            20-0133443
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          4,300
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             4,300
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   4,300
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.01%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 14 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          RJG Capital Management, LLC                           20-0027325
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          4,300
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             4,300
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   4,300
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.01%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 15 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Ronald Gross
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          4,300
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             4,300
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   4,300
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.01%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 16 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          D.B. Zwirn Special Opportunities Fund, L.P.           73-1637217
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          34,592
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             34,592
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   34,592
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.11%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 17 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          D.B. Zwirn Special Opportunities Fund, Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          67,501
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             67,501
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   67,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.22%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 18 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          HCM/Z Special Opportunities LLC                       98-0436333
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          7,908
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             7,908
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   7,908
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.03%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 19 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          D.B. Zwirn & Co., L.P.                                02-0597442
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          110,001
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             110,001
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   110,001
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.35%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 20 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          DBZ GP, LLC                                           42-1657316
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          110,001
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             110,001
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   110,001
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.35%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 21 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Zwirn Holdings, LLC                                    30-0080444
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          110,001
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             110,001
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   110,001
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.35%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP No. 513847103                                          Page 22 of 33 Pages
-------------------                                          -------------------

1)   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Daniel B. Zwirn
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
                                   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                               |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                         7)   SOLE VOTING POWER
NUMBER OF                          110,001
SHARES                  --------------------------------------------------------
BENEFICIALLY             8)   SHARED VOTING POWER
OWNED BY                           none
EACH                    --------------------------------------------------------
REPORTING                9)   SOLE DISPOSITIVE POWER
PERSON                             110,001
WITH                    --------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   110,001
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                   0.35%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

                                                             Page 23 of 33 Pages

      This Amendment No. 2 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on March 19, 2007 as amended by that certain Amendment No. 1 filed with the SEC on June 18, 2007 (together, the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, no par value per share (the "Common Stock"), of Lancaster Colony Corporation, an Ohio corporation (the "Company"). The principal executive offices of the Company are located at 37 West Broad Street, Columbus, Ohio 43215.

Item 2.    Identity and Background.

      The second paragraph of Item 2(a) - (c) of the Statement is hereby amended and restated as follows:

      As of June 22, 2007, the Reporting Entities are the beneficial owners of, in the aggregate, 1,666,244 shares of Common Stock, representing approximately 5.33% of the shares of Common Stock presently outstanding.

Item 3.    Source and Amount of Funds or Other Consideration.

      Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 10,000 shares of Common Stock. All purchases of Common Stock by the Reporting Entities were made in open market transactions. All purchases were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business. The amount of funds expended for such purchases (excluding commissions and other execution-related costs) was approximately $55,934.20 by Barington Investments, L.P., $10,911.96 by Benchmark Opportunitas Fund plc, $322,069.40 by Barington Companies Offshore Fund, Ltd., $11,036.91 by D.B. Zwirn Special Opportunities Fund, L.P. and $16,534.53 by D.B. Zwirn Special Opportunities Fund, Ltd.

Item 4.    Purpose of Transaction.

      Item 4 of the Statement is hereby amended and supplemented as follows:

      On June 22, 2007, James A. Mitarotonda, the Chairman and Chief Executive Officer of Barington Capital Group, L.P., sent a letter to the Board of Directors of the Company, a copy of which is attached as Exhibit 99.3 hereto and incorporated by reference herein.

Item 5.    Interest in Securities of the Issuer.

      Items 5(a) - (c) of the Statement are hereby amended and restated as follows:

      (a) As of June 22, 2007, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 480,956 shares of Common Stock, representing approximately 1.54% of the shares of Common Stock presently outstanding based upon the 31,284,000 shares of Common Stock reported by the Company to be issued and outstanding as of April 30, 2007 in its Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007 (the "Issued and Outstanding Shares").

                                                             Page 24 of 33 Pages

      As of June 22, 2007, Barington Investments, L.P. beneficially owns 223,267 shares of Common Stock, representing approximately 0.71% of the Issued and Outstanding Shares. As of June 22, 2007, Benchmark Opportunitas Fund plc beneficially owns 43,489 shares of Common Stock, representing approximately 0.14% of the Issued and Outstanding Shares. As of June 22, 2007, Barington Companies Offshore Fund, Ltd. beneficially owns 804,231 shares of Common Stock, representing approximately 2.57% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 480,956 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., representing approximately 1.54% of the Issued and Outstanding Shares. As the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 223,267 shares of Common Stock beneficially owned by Barington Investments, L.P., representing approximately 0.71% of the Issued and Outstanding Shares. As the investment advisor to Benchmark Opportunitas Fund plc, Barington Offshore Advisors, LLC may be deemed to beneficially own the 43,489 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc, representing approximately 0.14% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies
Offshore Fund, Ltd., Barington Offshore Advisors II, LLC may be deemed to beneficially own the 804,231 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing approximately 2.57% of the Issued and Outstanding Shares. As the majority member of Barington Companies Investors, LLC, Barington Companies Advisors, LLC, Barington Offshore Advisors, LLC and Barington Offshore Advisors II, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 480,956 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 223,267 shares of Common Stock beneficially owned by Barington Investments, L.P., the 43,489 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc and the
804,231 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting an aggregate of 1,551,943 shares, representing approximately 4.96% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 480,956 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 223,267 shares of Common Stock beneficially owned by Barington Investments, L.P., the 43,489 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc and the 804,231 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting an aggregate of 1,551,943 shares of Common Stock, representing approximately 4.96% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., James A. Mitarotonda may be deemed to beneficially own the 480,956 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 223,267 shares of Common Stock beneficially owned by Barington Investments, L.P., the 43,489 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc and the 804,231 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting an aggregate of 1,551,943 shares of Common Stock, representing approximately 4.96% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 480,956 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 223,267 shares of Common Stock beneficially owned by Barington Investments, L.P., the 43,489 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc and the 804,231 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

                                                             Page 25 of 33 Pages

      As of June 22, 2007, RJG Capital Partners, L.P. beneficially owns 4,300 shares of Common Stock, representing approximately 0.01% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 4,300 shares owned by RJG Capital Partners, L.P., representing approximately 0.01% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 4,300 shares owned by RJG Capital Partners, L.P., representing approximately 0.01% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 4,300 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of June 22, 2007, D.B. Zwirn Special Opportunities Fund, L.P. beneficially owns 34,592 shares of Common Stock, representing approximately 0.11% of the Issued and Outstanding Shares. As of June 22, 2007, D.B. Zwirn Special Opportunities Fund, Ltd. beneficially owns 67,501 shares of Common Stock, representing approximately 0.22% of the Issued and Outstanding Shares. As of June 22, 2007, HCM/Z Special Opportunities LLC beneficially owns 7,908 shares of Common Stock, representing approximately 0.03% of the Issued and Outstanding Shares.

      As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 34,592 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 67,501 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 7,908 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 110,001 shares, representing approximately 0.35% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 34,592 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 67,501 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 7,908 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 110,001 shares, representing approximately 0.35% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 34,592 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 67,501 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 7,908 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 110,001 shares, representing approximately 0.35% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 34,592 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 67,501 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 7,908 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, constituting an aggregate of 110,001 shares, representing approximately 0.35% of the Issued and Outstanding Shares. Mr. Zwirn has sole voting and dispositive power with respect to the 34,592 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 67,501 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 7,908 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC. Mr.

                                                             Page 26 of 33 Pages

Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

      (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a).

      Each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

         (c) Information concerning all transactions in shares of Common Stock effected by the Reporting Persons since the filing of the Statement are described in the Schedule attached hereto and incorporated herein by reference.

Item 7.     Material to be Filed as Exhibits.

Exhibit No.          Exhibit Description                              Page
-----------          -------------------                              ----

--------------------------------------------------------------------------------
  99.3       Letter, dated June 22, 2007, from James A.             32 to 33
             Mitarotonda, the Chairman and Chief Executive
             Officer of Barington Capital Group, L.P., to the
             Board of Directors of the Company.
--------------------------------------------------------------------------------

                                                             Page 27 of 33 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: June 22, 2007

                                   BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                   By: Barington Companies Investors, LLC,
                                       its general partner

                                   By: /s/ James A. Mitarotonda
                                       -----------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Managing Member


                                   BARINGTON COMPANIES INVESTORS, LLC

                                   By: /s/ James A. Mitarotonda
                                       -----------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Managing Member


                                   BARINGTON INVESTMENTS, L.P.
                                   By: Barington Companies Advisors, LLC,
                                       its general partner

                                   By: /s/ James A. Mitarotonda
                                       -----------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Managing Member


                                   BARINGTON COMPANIES ADVISORS, LLC

                                   By: /s/ James A. Mitarotonda
                                       -----------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Managing Member


                                   BENCHMARK OPPORTUNITAS FUND PLC
                                   By: Barington Offshore Advisors, LLC

                                   By: /s/ James A. Mitarotonda
                                       -----------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Managing Member

                                                             Page 28 of 33 Pages

                                   BARINGTON OFFSHORE ADVISORS, LLC

                                   By: /s/ James A. Mitarotonda
                                       -----------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Managing Member


                                   BARINGTON COMPANIES OFFSHORE FUND, LTD.

                                   By: /s/ James A. Mitarotonda
                                       -----------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: President


                                   BARINGTON OFFSHORE ADVISORS II, LLC

                                   By: /s/ James A. Mitarotonda
                                       -----------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Managing Member


                                   BARINGTON CAPITAL GROUP, L.P.
                                   By:  LNA Capital Corp., its general partner

                                   By: /s/ James A. Mitarotonda
                                       -----------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: President and CEO


                                   LNA CAPITAL CORP.

                                   By: /s/ James A. Mitarotonda
                                       -----------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: President and CEO


                                   /s/ James A. Mitarotonda
                                   ---------------------------------------------
                                       James A. Mitarotonda


                                   RJG CAPITAL PARTNERS, L.P.
                                   By: RJG Capital Management, LLC,
                                       its general partner

                                   By: /s/ Ronald J. Gross
                                       -----------------------------------------
                                   Name:  Ronald J. Gross
                                   Title: Managing Member

                                                             Page 29 of 33 Pages

                                   RJG CAPITAL MANAGEMENT, LLC

                                   By: /s/ Ronald J. Gross
                                       -----------------------------------------
                                   Name:  Ronald J. Gross
                                   Title: Managing Member


                                   /s/ Ronald J. Gross
                                   ---------------------------------------------
                                   Ronald J. Gross


                                   D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
                                   By: D.B. Zwirn Partners, LLC,
                                       its general partner
                                   By: Zwirn Holdings, LLC,
                                       its managing member

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------------------------
                                   Name:  Daniel B. Zwirn
                                   Title: Managing Member


                                   D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, LTD.
                                   By: D.B. Zwirn & Co., L.P., its manager
                                   By: DBZ GP, LLC, its general partner
                                   By: Zwirn Holdings, LLC, its
                                       managing member

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------------------------
                                   Name:  Daniel B. Zwirn
                                   Title: Managing Member


                                   HCM/Z SPECIAL OPPORTUNITIES LLC
                                   By: D.B. Zwirn & Co., L.P., its manager
                                   By: DBZ GP, LLC, its general partner
                                   By: Zwirn Holdings, LLC, its
                                       managing member

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------------------------
                                   Name: Daniel B. Zwirn
                                   Title:   Managing Member

                                                             Page 30 of 33 Pages

                                   D.B. ZWIRN & CO., L.P.
                                   By: DBZ GP, LLC, its general partner
                                   By: Zwirn Holdings, LLC, its
                                       managing member

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------------------------
                                   Name:  Daniel B. Zwirn
                                   Title: Managing Member


                                   DBZ GP, LLC
                                   By: Zwirn Holdings, LLC,
                                       its managing member

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------------------------
                                   Name:  Daniel B. Zwirn
                                   Title: Managing Member


                                   ZWIRN HOLDINGS, LLC

                                   By: /s/ Daniel B. Zwirn
                                       -----------------------------------------
                                   Name:  Daniel B. Zwirn
                                   Title: Managing Member


                                   /s/ Daniel B. Zwirn
                                   ---------------------------------------------
                                   Daniel B. Zwirn

                                                             Page 31 of 33 Pages

                                    SCHEDULE

      This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.


Shares purchased by Barington Investments, L.P.

              Number of
Date           Shares           Price Per Share           Cost(*)
----         -----------        ---------------       --------------
6/21/2007       1,343              $41.6487             $55,934.20


Shares purchased by Benchmark Opportunitas Fund plc


              Number of
Date           Shares           Price Per Share           Cost(*)
----         -----------        ---------------       --------------
6/21/2007         262              $41.6487             $10,911.96


Shares purchased by Barington Companies Offshore Fund, Ltd.


              Number of
Date           Shares           Price Per Share           Cost(*)
----         -----------        ---------------       --------------
6/21/2007       7,733              $41.6487            $322,069.40


Shares purchased by D.B. Zwirn Special Opportunities Fund, L.P.

              Number of
Date           Shares           Price Per Share           Cost(*)
----         -----------        ---------------       --------------
6/21/2007         265              $41.6487             $11,036.91


Shares purchased by D.B. Zwirn Special Opportunities Fund, Ltd.


              Number of
Date           Shares           Price Per Share           Cost(*)
----         -----------        ---------------       --------------
6/21/2007         397              $41.6487             $16,534.53


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(*)   Excludes commissions and other execution-related costs.